                                                                      Exhibit 11

                   AURORA ELECTRONICS, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)


                                                      Three months ended                       Six months ended
                                              ----------------------------------      ----------------------------------
                                              March 30, 1997      March 31, 1996      March 30, 1997      March 31, 1996
                                              --------------      --------------      --------------      --------------
Net loss available to common stockholders     $       (4,045)     $       (7,163)     $       (7,060)     $       (7,057)
                                              ==============      ==============      ==============      ==============

ADJUSTED NUMBER OF COMMON SHARES

Weighted average shares outstanding                    5,963               5,702               5,853               7,552

Incremental shares for exercise of stock
options and warrants and common stock
issuable                                                 718                 595                 718                 595
                                              --------------      --------------      --------------      --------------

Adjusted number of common shares                       6,681               6,297               6,571               8,147
                                              ==============      ==============      ==============      ==============

Net loss per common share                     $        (0.61)     $        (1.14)     $        (1.07)     $        (0.87)
                                              ==============      ==============      ==============      ==============



                                       13